FOR IMMEDIATE RELEASE                                      Contact Information:

                                                           Coyote Sports, Inc.
                                                           James M. Probst
                                                           (303) 932-8794

                                                           Royal Precision, Inc.
                                                           Raymond J. Minella
                                                           (602) 627-0200


        Coyote Sports to Combine with Royal Precision Creating a Unique
                  Platform in the Golf Shaft Equipment Market

Boulder, Colorado and Scottsdale, Arizona
January 18, 1999

          Coyote Sports, Inc. (NASDAQ: COYT) and Royal Precision,  Inc. (NASDAQ:
RIFL) today announced that their respective Boards of Directors have unanimously approved a letter of intent pursuant to which Royal Precision will combine with Coyote Sports, joining two global leaders in the design and manufacture of steel and graphite golf shafts. The combined companies had annual sales of approximately $65 million in 1998.

         Under the terms of the transaction, Royal Precision shareholders would receive one share of a new class of Coyote Convertible Preferred Stock for each share of Royal Precision common stock they own. The Convertible Preferred Stock would have a redemption price of $6.00 per share and would be convertible into Coyote common stock representing, in the aggregate, 50% of the Coyote common stock outstanding on the closing date of the transaction, after giving effect to such conversion.

         James M. Probst, President and Chief Executive Officer of Coyote Sports said: "The combination of Coyote Sports with Royal Precision will enhance the combined entities' strategic position as a leading supplier of golf shafts. This combination is a major step toward developing a unique platform in the golf club shaft market, with strong positions in both the steel and graphite shaft markets as well as in golf grips through Royal Grip. Further, the combination is a significant step towards achieving our other strategic objectives of improving profitability and stability of revenues and cash flows."

         Raymond J. Minella, Chairman of Royal Precision said: "We are excited about the opportunity to combine our two businesses. This transaction will provide Royal Precision shareholders with a significant equity interest in a larger and stronger combined entity with the accompanying improved long-term growth potential. We look forward to working with Coyote Sports and its management team to successfully integrate our two companies for the benefit of our shareholders, customers, and employees."

         Completion of the transaction is subject to the completion of the parties' respective due diligence, the negotiation and execution of a definitive agreement, required approvals of shareholders of both companies, the expiration of any applicable waiting periods under the antitrust laws, registration of the shares of Coyote Sports' preferred stock issuable in the transaction under the securities laws, and other customary closing conditions. The transaction is anticipated to close in the second quarter of 1999.

         Coyote Sports, Inc. is a diversified sports manufacturing company that specializes in golf shafts (Apollo(R) and Unifiber(R)), cycling (Reynolds(R) premium cycle tubing), and the manufacture of advanced composite materials used for sporting goods products.

         Royal Precision, Inc. is the designer and manufacturer of the high-quality and innovative Rifle(TM) golf club shaft, featuriNg the company's Frequency Coefficient Matching(R) technology (FCM), designed to provide consistent flex characteristics to all clubs in A golfer's bag. Royal Precision is also the designer and distributor of Royal Grip(R) golf club grips, offering a wide variety oF standard and custom models, all of which feature a distinctive feel, appearance and durability; and the manufacturer and distributor of the high-quality Roxxi(R) athletic headwear product line.

         Certain statements contained herein constitute "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of Coyote Sports or Royal Precision, including with respect to the proposed combination, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, among other things, the following: achieving sales levels to fulfill revenue expectations; the absence of presently unexpected costs or charges, certain of which may be outside the control of Coyote Sports and Royal Precision; uncertainties involved in integrating the operations of Coyote Sports and Royal Precision; general economic and business conditions; and industry competition. Additional factors are detailed in Coyote Sports' and Royal Precision's public filings with the Securities and Exchange Commission. Coyote Sports and Royal Precision disclaim any responsibility to update any forward-looking statement provided in this press release.

          This release is neither an offer to sell nor a solicitation of an offer to buy securities of Coyote Sports, Inc. or Royal Precision, Inc., nor a solicitation of a proxy from any holder of securities of Coyote Sports, Inc. or Royal Precision, Inc. Any such offer or solicitation will only be made in compliance with applicable securities laws.